Exhibit 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated June 4, 2014 with respect to the consolidated financial statements of Dynamics Research Corporation for the year ended December 31, 2013, included in the Form 8-K of Engility Holdings, Inc. filed on June 4, 2014, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference in this Registration Statement and Prospectus on Form S-3 of Engility Holdings, Inc. of the aforementioned report, and to the use of our name as it appears under the caption "Experts.”

/s/ GRANT THORNTON LLP

Boston, Massachusetts
June 4, 2014